EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated January 22, 2018, relating to the financial statements and financial highlights of Eaton Vance Ohio Municipal Income Trust, Eaton Vance Pennsylvania Municipal Income Trust, Eaton Vance Massachusetts Municipal Income Trust and Eaton Vance Municipal Income Trust, (the “Trusts”), appearing in the Annual Report on Form N-CSR of the Trusts for the year ended November 30, 2017, and to the references to us under the heading “Experts” in the Proxy Statement/Prospectus and “Other Service Providers” and “Pro Forma Financial Information” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 7, 2018